Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

    We consent to the incorporation by reference in the Registration Statements No. 00-283780 and No. 333-182155 on Form S-8 of our report dated June 27, 2023, which appears in this Annual Report on Form 11-K of the Carpenter Technology 401(k) Retirement Plan for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Allentown, Pennsylvania
June 27, 2023